EXHIBIT 10.14

AGREEMENT OF LEASE

BETWEEN:	STORAGE LEASEHOLDS INC. a body politic and corporate, duly incorporated, having its principal place of business in the Province of Quebec at 300 Canal Bank Road, Ville St-Pierre, herein acting and represented by Mr. Milan Bratin, duly authorized as he so declares;

(hereinafter referred to as the “LESSOR”)

PARTY OF THE FIRST PART

AND:	GRAND TOYS LTD./JOUETS GRAND LTEE., a corporation duly incorporated, having its head office at 1710-1750 South Service Road, Trans Canada Highway, Dorval, Quebec, herein acting and represented by Stephen Altro its President, duly authorized for the purposes hereof in virtue of a resolution of its Board of Directors enacted on the 2nd day of the month of October 1998, a certified copy of which is attached hereto;

(hereinafter referred to as the “LESSEE”)

PARTY OF THE SECOND PART

1.	DEFINITIONS

        In this lease, the following expressions shall have the meaning ascribed to them in this section:

(i)	“Building” means that certain emplacement fronting on the service road of the Trans Canada Highway and situated in the City of Dorval, Province of Quebec and composed of part of lot numbers ninety and ninety-two (Pt. 90 and 92) on the Official Plan and Book of Reference of the Parish of Point Claire, measuring four hundred feet and thirteen hundredths of a foot (400.13’) in width by nine hundred and two feet and two tenth of a foot (902.2) in its northeast line and nine hundred and four feet and fifteen hundredths of a foot (904.15’) in its southwest line. The said emplacement is bounded in front to the northwest by the south service road of the Trans Canada Highway, in rear to the southeast by lot number 88 of said cadastre and on both sides by other parts of said lots numbers 90 and 92. The southwest sideline thereof is parallel to and at a distance of four hundred and ninety-four feet and five tenths of a foot (494.5’) from the northeast line of André Street.

With the industrial building thereon erected bearing civic number 1710-1750 South Service Road, Trans Canada Highway, Dorval, Quebec.

(ii)	The Lessee takes cognizance of a servitude of right of passage affecting the premises described in sub-paragraph (a) hereinabove, the whole as constituted and created in a Deed of Sale registered at Montreal under the number 2470211, as amended pursuant to a Deed of Amendment of Servitude registered at Montreal under the number 2743817, copies of said documents being annexed hereto as Schedule “A”.

(iii)	“GRA” means 104,216 square feet, being the agreed total square footage of the Building, which area includes mezzanine, truckwell, railwell and offices, if any;

(iv)	“Land” shall mean the land described in Schedule “B” attached hereto;

(v)	“Lease” or “Lease Agreement” shall mean this agreement of lease;

(vi)	“Lessee” shall mean Grand Toys Ltd;

(vii)	“Lessor” shall mean Storage Leaseholds Inc.;

(viii)	“Premises” means, collectively, the Building and the Land, together with the right to use the railroad spur line adjoining the Building;

(ix)	“Proportionate Share” means one hundred percent (100%).

2.	TERM AND LEASE OF PREMISES

Lessor hereby leases to Lessee the Premises for a period of ten (10) years commencing on December 1, 1998 (hereinafter referred to as the “Commencement Date” and terminating on November 30, 2008 (such period being herein referred to as the “Term”).

3.	BASE RENTAL

        The Lessee shall pay throughout the Term to the Lessor, as more fully set out herein, without deduction, diminution, compensation or set-off the following annual basic minimum sum (hereinafter referred to as the “Base Rent”), the Lessee acknowledging that the rental set forth below is entirely “net” to the Lessor.

        From December 1, 1998 to November 30, 2003, an annual Base Rent of Three Hundred and Eighty Thousand Dollars Three Hundred and Eighty-Eight Dollars and Forty Cents ($380,388.40), calculated on the basis of Three Dollars and Sixty-Five Cents ($3.65) net per square foot of Rentable Area per annum and payable in equal and consecutive monthly instalments of Thirty-One Thousand Six Hundred and Ninety-Nine Dollars and Three Cents ($31,699.03) each, payable in advance on the first day of each and every calendar month.

        From December 1, 2003 to November 30, 2008, an annual Base Rent of Four Hundred and Six Thousand Four Hundred and Forty-Two Dollars and Forty Cents ($406,442.40), calculated on the basis of Three Dollars and Ninety Cents ($3.90) net per square foot of Rentable Area per annum and payable in equal and consecutive monthly instalments of Thirty-Three Thousand Eight Hundred and Seventy Dollars and Twenty Cents ($33,870.20) each, payable in advance on the first day of each and every calendar month.

4.	NET-NET RENTAL

        Subject to stipulations to the contrary contained herein, the Lease shall be absolutely net-net to Lessor; however, as long as they are not damaged by Lessee’s fault or negligence, Lessor shall make, at its sole expense (i) all roof repairs and replacements; (ii) structural repairs and replacements; subject to the fact that damages to roof and structure caused by forcible entry by third parties (whether the said third parties be known or unknown and whether or not such entry constitutes a criminal act) shall be the responsibility of Lessee.

        Should Lessor fail to accomplish the repairs, replacements, maintenance and expenditures mentioned above, Lessee, after giving written notice of at least fifteen (15) days to Lessor (or if the nature of the default is such that it takes more than fifteen (15) days to correct, such longer delay as is necessary to diligently and continuously proceed to correct such default until fully regularized, on the condition that Lessor does in fact start such remedial work within fifteen (15) days and thereafter diligently and continuously carry on such remedial work until fully regularized) shall have the right to effect such repairs, replacements, maintenance and expenditures, and all reasonable costs so incurred by Lessee shall be payable by Lessor to Lessee upon receipt by Lessor of all pertinent documentation evidencing such costs.

        Unless otherwise specifically excluded or stipulated to the contrary herein, Lessee shall pay, without duplication, its Proportionate Share of all municipal, provincial and federal taxes concerning the Premises, including the water tax (but excluding income and capital tax of Lessor, which shall be the responsibility of Lessor). In this regard, the Lessor shall present all such tax assessments to Lessee upon receipt thereof, and Lessee shall pay to Lessor, by or before the 20th day preceding the due date indicated by the taxing authority, the amount of such tax assessment or instalment thereof, as the case may be.

        Furthermore, and unless specifically excluded or stipulated to the contrary herein, Lessee shall pay, without duplication, its Proportionate Share of all maintenance costs of the Premises (subject to what is the responsibility of Lessor provided for in this Lease) and its Proportionate Share of all the costs of the insurance taken in accordance with Section 10 below.

        Unless otherwise specifically excluded or stipulated to the contrary herein, Lessee shall pay for all electricity and gas used in the Building.

        Lessee may contest, directly with the taxing authorities, the obligation of Lessor or of Lessee to pay real estate taxes, or any assessment or evaluation related thereto so long as Lessee prosecutes such contestation diligently and in good faith, and advises Lessor of such contestation at least ten (10) business days before undertaking such contestation. In this regard, should both Lessor and Lessee wish to make such contestation, Lessor and Lessee agree to cooperate in good faith, to coordinate their recourses and reasonably attempt to obtain the most advantageous result for both of them.

        Lessee shall promptly notify the insurers (with copy to Lessor) of any damages to the Premises that need reporting under the insurance policies taken by Lessee as mentioned in Section 10 below.

5.	PREMISES “AS IS”

        The Lessor will deliver the Premises on an “as is” basis, on the condition and understanding that the Lessee is and has occupied the land and Building and knows the condition of same.

6.	LESSOR’S WORK

        The Lessor shall perform at its sole cost and expense the improvements set out in Schedule B hereto and shall complete such work before December 1, 1998.

        The Lessor shall provide, at its own expense, improvements and work in accordance with detailed drawings and specifications prepared by the Lessor. The Lessor shall use its best efforts to employ Murray Frankel Consultants in connection therewith, which improvements must be approved by the Lessee, acting reasonably, (the “Leasehold Improvements”). The Lessor will not charge any administration or supervision fees whatsover relating to the build out of the Leasehold Improvements.

           The Lessor will submit to the Lessee detailed drawings and specifications of the layout of the Premises no later than September 30, 1998. Lessee must provide its final comments, in writing, regarding the plans for the Leasehold Improvements no later than October 14, 1998.

        The Lessee shall be permitted to abandon all office Leasehold Improvements (and original warehouse improvements), installations, alterations, partitions and fixtures installed by the Lessee and/or by the Lessor on behalf of the Lessee, without being obliged to remove same at the end of the Term, or any renewals thereof.

        The Lessor will pay for costs relating to preleasing plans.

7.	LESSEE’S WORK

        The Lessee shall perform the work set out in Schedule “C” hereof. Lessor shall contribute up to a maximum of One Hundred and Twenty-Five Thousand Dollars ($125,000) towards said work, to be disbursed to the Lessee upon presentation of relevant receipts; any expense incurred over and above One Hundred and Twenty-Five Thousand Dollars ($125,000) shall be assumed solely by the Lessee.

8.	OCCUPANCY

        Lessee shall be entitled to occupy the Premises on December 1, 1998.

9.	REGISTRATION

        Lessee agrees that this Lease shall not be registered at length but only by short form of lease similar to the model joined hereto as Schedule “D”, at the cost of Lessee. Lessor undertakes to execute such short form of lease upon request from Lessee, failing which Lessee shall be entitled to register these presents by deposit or by summary.

10.	WAIVER OF RESPONSIBILITY — INSURANCE

        Neither Lessee nor Lessor shall be liable for delays in the performance of any of their obligations hereunder nor be responsible for any damages resulting from such delays if they originate from fire or other casualties, war, disaster, riots, strikes, lock-outs, labour dispute, material or labour shortage, acts of God or other causes beyond its reasonable control.

        Lessee shall protect, save and keep harmless and indemnify Lessor against any penalty or damage or charge imposed for any violation of laws or ordinances occasioned by Lessee or those connected with Lessee, and shall protect, indemnify, save and keep harmless Lessor against any and all damage or expense arising out of any accident or other occurrence on or about the Building causing injury to any person or property (except to the extent Lessor may be otherwise liable therefor because of its fault or negligence), and against any and all damage or expense arising out of any failure of Lessee in any respect to comply with and perform all the requirements and provisions of this Lease.

        Unless otherwise specifically excluded or stipulated to the contrary herein, Lessee shall pay, at all times during the Term or any renewal thereof, its Proportionate Share of the cost necessary for Lessor to maintain or cause to be maintained (i) a standard boiler insurance and (ii) a policy or policies of insurance insuring the Building against loss or damage by fire, explosion, earthquakes or other hazards or contingencies normally insured against by owners of similar buildings in the same location on a full replacement basis (including loss of rental income for a period of one year), naming Lessor and Lessee as beneficiaries, as their respective interests may appear. Since a loss of rental income insurance is being taken, Lessee shall not have to pay rental during the period when the Premises cannot be occupied (or, if partially destroyed, to the extent of such destruction). Lessor must approve the insurer and the limits of liability, which approval shall not be unreasonably withheld or delayed.

        Copy of the policies (and any renewal thereof) or of the certificates of insurance related thereto shall be furnished to Lessor by Lessee.

        Lessee shall, at all times during the Term or any renewal thereof, maintain or cause to be maintained a policy or policies of comprehensive general liability insurance in relation to the Premises, such insurance to afford minimum protection of Two Million Dollars ($2,000,000) in respect of personal injury or death in respect of any occurrence and of One Million Dollars ($1,000,000) for property damage in any one occurrence, such amounts to be reviewed every five (5) years as reasonably agreed between Lessor and Lessee. Lessor and Lessee shall be named insured of this policy, as their respective interests may appear.

        Lessee shall promptly notify Lessor of any damages to the Premises that need reporting under the insurance policies as mentioned above.

11.	LESSOR’S DEFAULT

        Any default by Lessor under an obligation which Lessor is bound to perform, which is detrimental to Lessee and which is not remedied by Lessor, shall be considered a default of Lessor within the ambit of Article 1863 of the Quebec Civil Code.

12.	SIGNS

        Lessee shall have the right to erect signs on the exterior of the Building, denoting its tenancy therein, provided such signs conform with all municipal by-laws and regulations.

13.	ALTERATIONS BY LESSEE

        Lessee shall have the right to make alterations and installations to the Building at its own expense from time to time during the Term or any renewal thereof; Lessee agrees to inform Lessor of such alterations and installations. For any alterations and installations in an amount greater than $50,000, as determined by an independent architect chosen by the Lessor, Lessee must have Lessor’s prior written consent, which is not to be unreasonably withheld and which is to be given within five (5) banking days of Lessor receiving such notice; no consent shall be required for alterations or installations under $50,000, as determined by an independent architect chosen by the Lessor.

        Such $50,000 shall be increased at the rate of 4.0% per annum on each anniversary date of the beginning of the Term.

        In the event that Lessee under this Lease chooses to remove any alterations or installations made by Lessee or on its behalf, Lessee agrees to restore the Building in the condition in which it was before such removed alterations and installations were made, normal wear and tear excepted.

14.	SUB-LEASE OR ASSIGNMENT BY LESSEE

        (a)  Subject to the provisions hereinafter set forth, the Lessee shall not have the right to sublet the Leased Premises or assign its rights in the present Lease without the prior written consent of the Lessor, such consent not to be unreasonably or arbitrarily withheld or delayed.

        (b)  Any transfer, pledge, mortgaging, hypothecating, assignment, subleasing or otherwise shall be subject to all of the terms and conditions of this Lease, and, notwithstanding the provisions of Article 1873 of the Civil Code of Quebec, the Lessee shall remain solidarily liable with the transferee, mortgagee, assignee or sublessee for any and all claims or actions, of whatsoever nature, inclusive of damages, for which the transferee, mortgagee, assignee or sublessee may be liable, and arising out of this Lease, whether prior or subsequent to the date of termination hereof, the whole without benefit of division or discussion, and whether such solidary responsibility be mentioned or not in any consent to such transfer, pledge, mortgaging, hypothecating, assignment or subleasing.

        (c)  If the Lessee wishes to so transfer, assign or sublet the Leased Premises it must first submit to the Lessor a copy of the offer to transfer, assign or sublet, together with a request for consent of the Lessor, and the Lessor shall have fifteen (15) days to inform the Lessee in writing of its consent or refusal, which refusal shall only be for a serious reason. In the event that the Lessor fails to inform the Lessee within twenty-one (21) days of its consent or refusal, the Lessor shall be deemed to have consented.

        (d)  Notwithstanding the provisions of Article 1876 of the Civil Code of Quebec, a transferee, mortgagee, assignee or sublessee shall have no recourse against the Lessor in the event of the failure on the part of the Lessor to perform any of its obligations contained in this Lease.

        (e)  In the event of an assignment or sublease pursuant to the terms and conditions of this paragraph, the Lessor shall have the right to terminate the sublease in the event of the non-performance of any of the assignee’s or sublessee’s obligations which causes serious damage to the Leased Premises, the Building, the Lessor or any other lessee of the Building.

        (f)  Should the net monthly rental per square foot to be paid by a transferee, assignee or sublessee, whether in cash, goods, services or other consideration, exceed the net monthly rental per square foot payable hereunder, then the Lessee shall pay to the Lessor, monthly, the amount of, or an amount equivalent to, such excess.

        (g)  Nothing in this Lease shall be construed so as to, in any way, limit or prevent the Lessor from selling, transferring, pledging, mortgaging, hypothecating, assigning or otherwise dealing with the Building, the Land, this Lease or the Leased Premises, the whole subject, nevertheless, to the Lessee’s right both with respect to the Leased Premises and the undertaking herein of the Lessor.

        (h)  If at any time during the Term the Lessee is a corporation, and if, then by the sale or other disposition of its securities the control of such corporation is changed, notice of which the Lessee shall be bound to give to the Lessor at least fifteen (15) days prior to such sale or other disposition. The giving of such notice by the Lessee to the Lessor shall be the equivalent to the Lessee requesting the right to sub-let the Leased Premises and the consent of the Lessor, as in any other request to sub-lease, shall be required, the whole subject to the terms and conditions set forth in this Section 14.

15.	NOTICES

        Any notice to be given by one party to the other hereunder shall be given (i) either by prepaid registered mail addressed to such other party at its address given below, in which case such notice shall be deemed conclusively to be given upon the fifth business day following the day on which it was mailed, or (ii) by personal delivery, in which case such notice shall be deemed conclusively to be given on the date of delivery:

(a)	in the case of Lessor to:

Storage Leaseholds Inc. 300 Canal Bank Road Suite 316 Ville St. Pierre, Quebec H8R 1H3

Attention: the President

with a copy to:

Kaufman Laramée 800 René Lévesque Blvd. West Suite 2200 Montreal, Quebec H3B 1X9

Attention: Me Norman A. Adler

(b)	in the case of Lessee to:

Grand Toys Ltd. 1710-1750 South Service Road Trans Canada Highway Dorval, Quebec H9P 1H7

Attention: the President

with a copy to:

Adessky Poulin Place Canada Trust 999 Maisonneuve West 18th Floor Montreal, Quebec H3A 3L4

Attention: Me Grace Strusberg

provided, however, that any party may by written notice to the other party, specify a new address to which thereafter any notice to such party shall be addressed.

16.	BUSINESS TAXES

        Lessee shall pay, as and when due, all business taxes, or other similar rates and taxes which may be levied or imposed upon the business carried on therein by the Lessee or which may be payable by Lessee as tenant or occupant thereof.

17.	ACCESS BY LESSOR

        Except in the event of an emergency, Lessor or its representatives shall not be entitled to have access to the Premises during the Term or any renewal thereof, without giving to the Lessee twenty-four (24) hour prior written notice. During the last eight (8) months of the Lease, except, if the Lease be renewed by the Lessee in accordance with the provisions of Article 27 hereof, the Lessor will have the right to bring into the Premises potential tenants, upon giving the notice as herein required. The Lessee shall not withhold unreasonably access to the Premises during the Term or, as the case may be, the renewal thereof.

18.	USE OF PROPERTY

        The Premises shall be used for manufacturing and distribution operations as well as offices, showrooms, warehousing, shipping and all necessary functions in order to conduct business, and any other use that may in the future form part of Lessee’s business, provided Lessee shall advise Lessor in writing of the nature of such other use, the whole provided Lessee assumes the cost that may have to be incurred to render the Premises in conformity with the laws and regulations that will govern any such new uses and provided such other new uses do not affect the structure of the Building.

19.	OPERATING EXPENSES AND REAL ESTATE TAXES

        Notwithstanding anything contained herein to the contrary, Lessee shall not pay for, and operating expenses and real estate taxes shall not include, the following:

(i)	any payments made pursuant to any financing arrangement entered into by Lessor and for which the Premises or any part thereof has been hypothecated or otherwise given as security;

(ii)	any item concerning which Lessor has a claim against a third party and for which Lessor has been indemnified (it is understood that Lessor undertakes to institute all necessary legal proceedings in order to obtain such indemnity);

(iii)	any claim for which Lessor has received compensation from its insurers; and

(iv)	depreciation of the Building.

        Furthermore, there shall be no duplication of costs or expenses as described above and those costs and expenses shall be effectively incurred.

20.	G.S.T. AND Q.S.T.

        Lessee shall pay to Lessor, in accordance with applicable laws and regulations, the net amount of any and all goods and services taxes and sales taxes, imposed or assessed against Lessor’s rent payable by Lessee under this Lease, or in respect of the rental of space under this Lease.

21.	EXPIRATION OF LEASE

        Notwithstanding anything herein to the contrary, Lessee shall at the expiration or sooner termination of the Term or of any renewal thereof, remove all of its movable effects and all other leasehold improvements made by Lessee that may be removed by Lessee without damaging the Premises, excluding however improvements made by Lessor in accordance with Section 6 (Lessor’s Work) and by Lessee in accordance with Section 7 (Lessee’s Work) hereof. In the event that the Lessee, in the process of removing any of the leasehold improvements, damages the Premises, then in such event the Lessee shall be obliged to repair any such damages.

22.	EXCLUSIONS

        Article 1862 of the Quebec Civil Code shall not apply to this Lease.

        Notwithstanding the provisions of Article 1863 of the Quebec Civil Code, Lessee renounces its rights to any recourses it may have against Lessor as a result of Lessor’s failure to perform any of its obligations contained in this Lease.

        Notwithstanding the provisions of Article 1864 of the Quebec Civil Code, Lessee acknowledges that the only repairs which Lessor is required to make are those repairs stipulated in this lease to be the responsibility of Lessor.

        Notwithstanding the provisions of Article 1854 of the Quebec Civil Code, Lessee acknowledges that Lessor is not warrantying that the Leased Premises may be used for the purposes for which they were leased.

        Notwithstanding the provisions of Articles 1867, 1868 and 1869 of the Quebec Civil Code, Lessee renounces its rights to any recourses it may have against Lessor as a result of Lessor’s failure to carry out any repairs or improvements which are Lessor’s responsibility.

        Notwithstanding the provisions of Articles 1878 and 1879 of the Quebec Civil Code, in the event that Lessee continues to occupy the Premises for more than ten (10) days after the expiry of the Term without opposition from Lessor, there shall be no tacit renewal of this Lease.

23.	DEFAULT

        The following shall be considered events of default under this Lease:

(a)	In the event that Lessee shall be in default under any provision of this Lease providing for the payment of base rental, additional rental or of any other amounts required to be paid by Lessee to Lessor under this Lease and such default continues for five (5) days after written notice to Lessee;

(b)	In the event that Lessee shall be in default in observing any covenant herein contained and/or performing any of its obligations contained in this Lease (other than a default in (a) above) and such default continues for fifteen (15) days after written notice specifying such default shall have been given by Lessor to Lessee, unless Lessee shall commence to cure the default with reasonable diligence, in which case Lessee shall upon written request to Lessor be entitled to such reasonable extension of time to enable such default to be remedied.

(c)	In the event that Lessee is declared a bankrupt or makes a general assignment for the benefit of its creditors, or takes the benefit of any insolvency or bankruptcy legislation or if a receiver or trustee is appointed for the property of Lessee.

        In the event of a default under the terms of this Lease on the part of Lessee, Lessor shall have the right to terminate this Lease, the whole without prejudice to and under reserve of all other rights and recourses of Lessor to claim any and all losses and damages sustained by Lessor by reason of , or arising from, any default of Lessee.

24.	CANCELLATION

        The Lessee shall have the right to cancel the Lease at the end of the fifth (5th) year anniversary of the Term, provided that it gives to the Lessor eight (8) months written notice of its intention to so terminate the Lease, and that furthermore the Lessee pays to the Lessor a penalty in the amount of One Hundred and Seventy-Five Thousand Dollars ($175,000); the penalty will become due and payable at the expiry of the eight (8) month notice period, but must be paid prior to the Lessee vacating the Premises.

25.	DAMAGE AND DESTRUCTION

        In the event that the Premises shall be destroyed or damaged by fire, lightning, tempest, or any similar event or peril, then:

(i)	If the damage or destruction is such that the damage, in the opinion of Lessor’s architect, which shall be given to Lessee within thirty (30) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, then either Lessor or Lessee may terminate this Lease by giving to the other party a notice in writing of such termination within thirty (30) days of receipt by Lessee of Lessor’s architect’s opinion, in which event this Lease shall cease and be at an end as of the date of such destruction or damage and the rent shall be apportioned and paid in full to the date of such destruction or damage.

(ii)	If neither Lessor nor Lessee terminate this Lease as aforesaid and if, in the opinion of Lessor’s architect, to be given to Lessee within thirty (30) days of the happening of such damage or destruction, the damage or destruction is such that the Premises have become wholly untenable, then, all amounts payable by Lessee hereunder shall be suspended from the date of such destruction or damage until the date on which the Premises shall be substantially repaired so as to permit their use.

(iii)	If neither Lessor nor Lessee terminate this Lease as aforesaid and if, in the opinion of Lessor’s architect, to be given to Lessee within thirty (30) days of the happening of such damage or destruction, the damage or destruction is such that the Premises are capable of being partially used, then, from the date of the happening of the damage or destruction until the date on which the Premises shall have been substantially repaired, the Base and Additional Rent shall be reduced proportionately to that portion of the Premises which are not capable of being used.

(iv)	Where the Lease is not terminated as aforesaid, Lessor shall proceed with all due dispatch to the reconstruction of the Premises in substantially the same condition that they were in before the occurrence of the damage and shall furnish to Lessee a certificate of an independent licensed architect attesting to such substantial completion.

26.	SECURED CREDITORS

        Lessee undertakes to execute and deliver any document or certificate which may be reasonably required by any creditor of Lessor holding securities on the Land or other third parties having an interest on the Land to ascertain the validity of this Lease and the absence of default thereunder, provided however that such document or certificate shall not affect the rights of Lessee in any manner whatsoever and any reasonable costs incurred by Lessee in association with the foregoing shall be borne by the Lessor.

27.	OPTION

        Provided that the Lessee is not in default of any of the terms and conditions hereof, the Lessor hereby grants to Lessee one (1) option to renew the Lease for a further period of five (5) years, commencing December 1st, 2008 and terminating November 31st, 2013. The Lessee shall provide written notice, by registered mail, to Lessor of its intention to exercise the option at least eight (8) months prior to the end of the Term hereof, failing which this option shall be deemed nul and void and of no effect. All of the terms and conditions hereof shall apply for the duration of the renewal period save and except that for the base rental rate which will be equal to the sum of three dollars ninety cents ($3.90) per square foot of GRA increased by a percentage equal to eighty percent (80%) of the increase in the Consumer Price Index — all items- for the Greater Montreal Area as compiled by Statistics Canada over the five year period prior to the renewal.

28.	RELOCATION

        During the Term and any renewal thereof, Lessor shall not have the right to unilaterally relocate Lessee to any other building of Lessor.

29.	BROKERAGE

        The Lessor and the Lessee represent to each other that the only estate broker mandated to act in this matter is J.J. Barnicke Ltée and that Lessor shall pay the commission resulting from the renting of the Premises by the Lessee.

30.	SUCCESSORS AND ASSIGNS

        This Lease binds and benefits the parties and their respective heirs, executives, administrators, successors and assigns.

        Lessor and Lessee represent and warrant that there are no consents or other approvals which are required from any persons or parties in order to consummate the transaction contemplated herein.

31.	DESCRIPTIVE HEADINGS

        The descriptive headings of this Lease are inserted for convenience and shall not be used to interpret this Lease.

32.	INTERPRETATION

        This Lease shall be construed and governed by the laws of the Province of Quebec. Should any of the provisions of this Lease and/or its conditions be illegal or not enforceable under the laws of the Province of Quebec, it or they shall be considered severable and the lease and its other conditions shall remain in force and be binding upon the parties as though the said provisions or conditions had never been included.

33.	ENTIRE AGREEMENT

        Lessor and Lessee acknowledge and agree that this Lease shall contain the entire agreement between the parties and that there are no promises, representations, agreements, conditions or understandings (oral or written, express or implied) between the parties other than as expressly stipulated herein. No alteration, amendment, change or addition hereto will be binding upon Lessor or Lessee unless made in writing.

34.	SCHEDULES

        The Schedules annexed hereto form an integral part of this Lease as if recited herein at length.

35.	HYPOTHEC

        As security for the full and final payment of rent and for the performance by Lessee of all its obligations pursuant to the Lease, Lessee hereby grants to Lessor a movable hypothec for an amount of Five Hundred Thousand Dollars ($500,000), on all of Lessee’s present and future machinery, equipment, inventory, furniture and fixtures located in the Premises. Lessor accepts that such hypothec shall be second ranking behind that held by Lessee’s principal financial institution from time to time.

        If the Lessee’s principal financing is obtained from a group of financial institutions that rank para passu as between themselves, then the hypothec herein referred to shall rank second behind such financing.

        Lessee hereby irrevocably authorizes Lessor to do all that is necessary to ensure that this hypothec remains effective and at all times opposable to third parties, including, without limitation, the right to sign and execute any necessary documents or statements that must be registered in the appropriate registers to reflect the granting of the present hypothec

36.	ACKNOWLEDGEMENT BY LESSEE

        Lessee acknowledges having negotiated the present Lease and to having had the effects of all provisions hereof fully explained to it by legal counsel of its choice and hereby confirms having understood such explanation(s).

37.	LANGUAGE

        Lessor and Lessee hereby confirm that they have requested the present document be drafted in the English language; le locateur et le locataire certifient qu’ils ont requis que les présentes soient rédigées en langue anglaise.

     IN WITNESS WHEREOF, LESSOR HAS SIGNED THE FOREGOING AGREEMENT OF LEASE AT MONTREAL, PROVINCE OF QUEBEC ON THIS 19TH DAY OF OCTOBER, 1998.

STORAGE LEASEHOLDS INC

Per:	/S/ Milan Bratin MILAN BRATIN

/S/ Witness

WITNESS

/S/ Witness

WITNESS

     IN WITNESS WHEREOF, LESSEE HAS SIGNED THE FOREGOING AGREEMENT OF LEASE AT MONTREAL, PROVINCE OF QUEBEC ON THIS 2ND DAY OF OCTOBER, 1998.

GRAND TOYS LTD.

Per:	/S/ Stephen Altro STEPHEN ALTRO

/S/ Witness

WITNESS

/S/ Witness

WITNESS